 __________________________________________________

ASSET PURCHASE AGREEMENT

__________________________________________________

dated as of March 18, 2016

between

MIGRALEX, INC.

and

EMBER THERAPEUTICS, INC.

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of March 18, 2016 (the “Agreement Date”), by and among Migralex, Inc., a Delaware Corporation (“Seller”), and Ember Therapeutics, Inc., a Delaware corporation (“Purchaser”).

R E C I T A L S

Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller (as provided herein), all assets, patents, trademarks, including Dr. Mauskop’s trademark, formulation, proposed formulations, contracts, working inventory, marketing material, websites, licenses and certain other assets of the Business currently owned by Seller on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the facts recited above and the mutual agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                    Certain Defined Terms. As used in this Agreement, the following terms will have the following meanings:

“Accounts Receivable” means all accounts receivable of the Seller attributable to the Business.

“affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreement” will have the meaning set forth in Section 3.01.

“AR Schedules” will have the meaning set forth in Section 3.05.

“Assigned Contract” will have the meaning set forth in Section 2.02(g).

“Assumed Liabilities” will have the meaning set forth in Section 2.04(a).

“Bill of Sale” will have the meaning set forth in Section 2.10(a).

“Business” means Seller’s business of manufacturing and marketing Migralex, an OTC pain medication and developing, marketing, licensing, distributing or otherwise commercially exploiting, all or any aspect of the product, the Intellectual Property Rights and/or any aspect or part thereof.

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“Business Contract” shall mean any Contract relating to the Business: (a) to which the Seller is a party; (b) by which the Seller or any of its assets is bound or under which the Seller has any obligation; or (c) under which the Seller has any right or interest.

“Business Records” will have the meaning set forth in Section 2.02(h).

“Business Tangible Assets” will have the meaning set forth in Section 2.02(f).

“Closing” and “Closing Date” will have the respective meanings specified for such terms in Section 2.07.

“Closing Date Balance Sheet” will have the meaning set forth in Section 7.02(c).

“COBRA” will have the meaning set forth in Section 2.04(ix).

“Confidential Information” will have the meaning set forth in Section 5.03.

“Contract” shall mean any binding written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan or commitment.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as an officer, director, trustee or executor, by contract or otherwise.

“Disclosing Party” will have the meaning set forth in Section 5.03.

“Documentation” means, collectively customer accounts, all programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation or materials that are related in any manner to any Intellectual Property Rights, whether in tangible or intangible form.

“Domain Transfer Agreements” will have the meaning set forth in Section 2.10(d).

“Encumbrance” means any pledge, lien, collateral assignment, security interest, mortgage, title retention, conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or right to use, or any other encumbrance of any kind whatsoever.

“ERISA” will have the meaning set forth in Section 2.04(ix).

“Excluded Assets” will have the meaning set forth in Section 2.03.

“Excluded Liabilities” will have the meaning set forth in Section 2.04(a).

“Gross Margin” will have the meaning set forth in Section 2.06(c).

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“Indemnified Party and Indemnifying Party” will have the meaning set forth in Section 9.04.

“Intellectual Property Rights” means, collectively, all of the following intangible worldwide legal rights of the Seller with respect to the Business, whether or not filed, perfected, registered or recorded: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof, whether now existing or hereafter filed, issued or acquired; (ii) rights associated with works of authorship (including audiovisual works), including copyrights, copyright applications, and copyright registrations, moral rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property including trademarks, service marks, trademark and service mark registrations and applications therefor, trade names, rights in trade dress and packaging and all goodwill associated with the same; (vi) rights in customer and prospect lists, trade secrets, know-how, designs, plans and specifications; and (vii) all rights to sue for any past, present or future infringement of any of the foregoing rights and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement thereof. The term “Intellectual Property Rights” does not refer to tangibles or tangible embodiments of Intellectual Property Rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

“JAMS” will have the meaning set forth in Section 11.01.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including, without limitation, those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Loss” will have the meaning set forth in Section 9.01.

“Patent Assignment” will have the meaning set forth in Section 2.10(d).

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

“Purchased Assets” will have the meaning set forth in Section 2.02.

“Purchase Price” will have the meaning set forth in Section 2.05(a).

“Purchaser Indemnitees” will have the meaning set forth in Section 9.01.

“Receiving Party” will have the meaning set forth in Section 5.03.

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“Seller’s Confidential Information” will have the meaning set forth in Section 5.03(b).

“Seller Indemnitees” will have the meaning set forth in Section 9.01.

“Straddle Periods” will have the meaning set forth in Section 6.02.

“Tax” or “Taxes” means all foreign, federal, state and local taxes of any kind whatsoever (whether payable directly or by withholding), including but not limited to sales, use, excise, franchise, ad valorem, property, inventory, value added and payroll taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto, imposed by any taxing authority.

“Termination Date” will have the meaning set forth in Section 10.01(b).

“Third-Party Claim” will have the meaning set forth in Section 9.03.

“Transaction Taxes” will have the meaning set forth in Section 6.01.

“WARN” will have the meaning set forth in Section 2.04(ix).

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.01                    Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase and acquire, all right, title and interest in and to the Purchased Assets (as defined below) free and clear of all Encumbrances whatsoever.

Section 2.02                    Purchased Assets Defined. As used in this Agreement, the term “Purchased Assets” will mean, collectively, each and all of Seller’s right, title and interest in, to and under the following assets and properties of the Business:

(a)                the current inventory and pending orders of finished goods, including finished goods, work in process, raw materials, packaging materials, current and future formulations, current in store credits, store inventory and related material;

(b)               the toll free number that is exclusively related to the Business, any software and associated hardware used to operate the ordering and customer support software of the Business;

(c)                the Documentation, Website and Domain Names;

(d)               the Intellectual Property Rights;

(e)                the Accounts Receivable and vendor credits;

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(f)                any and all copies in a tangible medium and other tangible embodiments of (i) the Documentation; and (ii) the Intellectual Property Rights;

(g)               (i) all documentation, marketing materials, promotional literature, videos, commercials, images and other sales or marketing-related materials and other collateral information used in connection with the Business as of March 1, 2016; and (ii) any computer equipment used for the Business together with all software installed on such computer equipment (collectively, the “Business Tangible Assets”);

(h)               those Business Contracts listed on Exhibit A attached hereto (collectively hereinafter referred to as the “Assigned Contracts”); and

(i)                 all of Seller’s marketing and sales information, including customer pricing, marketing plans, business plans, financial and business projections, customer lists, customer relationship management and sales tracking software and data and all other files and records (or applicable portions thereof) pertaining to the Business (the “Business Records”), it being understood that Seller may retain the copies of such Business Records.

Section 2.03                    Excluded Assets. As used herein, the term “Excluded Assets” means any asset or property of Seller not expressly included among the Purchased Assets. Purchaser is not purchasing any of the Excluded Assets.

Section 2.04                    Assumption and Exclusion of Liabilities.

(a)                Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser, upon the successful consummation of the sale and purchase of the Purchased Assets pursuant hereto on the Closing Date, will assume and pay, perform and discharge when due any and all Liabilities of Seller arising out of or related to the Business or the Purchased Assets on or after the Closing other than the Excluded Liabilities (as defined below), including, without limitation, (i) all Liabilities under the Assigned Contracts arising on or after the Closing Date (other than any obligations and liabilities that arise from any breach, violation or default by Seller of the terms of the Assigned Contracts), (ii) all Liabilities for Taxes with respect to the Purchased Assets that arise after the Closing Date and (iii) all account payables incurred or accruing from and after the Closing (collectively, the “Assumed Liabilities”).

(b)               No Other Liabilities Assumed. As a material consideration and inducement to Purchaser to enter into this Agreement, Seller will retain, and will be solely responsible for paying, performing and discharging when due, and Purchaser will not assume or otherwise have any responsibility or liability for, any and all Liabilities of Seller (whether now existing or hereafter arising) other than the Assumed Liabilities (the “Excluded Liabilities”). By way of example and not by way of limitation, the Excluded Liabilities that are not being assumed by Purchaser include, without limitation;

(i)                 any and all Taxes now or hereafter due and payable by Seller or any affiliate of Seller (including without limitation any Taxes that Seller agrees to pay pursuant to ARTICLE VI hereof);

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(ii)               any and all Taxes attributable to any of the Purchased Assets that arose during any time period or portion thereof ending on or prior to the Closing Date;

(iii)             any and all Taxes attributable to the Seller whenever such Taxes arose;

(iv)             any and all trade payables incurred or accrued by the Seller at any time prior to the Closing Date;

(v)               any and all Liabilities with respect to any environmental damage, or for any disposal, discharge or other use or treatment of any hazardous or toxic substance, under any and all laws and regulations relating to the environment or the regulation of any hazardous or toxic substances of any type (other than such Liabilities arising under Purchaser’s operation of the Business or the Purchased Assets);

(vi)             any and all Liabilities to the Seller’s employees or contractors related to or arising from or with respect to any act or omission of Seller or arising from or with respect to any event, including without limitation any Liabilities to any of the Seller’s employees for the payment of any and all wages and commissions or accrued and unused vacation time or for the reimbursement of any expenses incurred by Seller’s employees and any Liabilities to any of the Seller’s contractors for any amounts due to them in connection with services provided to Seller;

(vii)           any and all Liabilities arising from the termination by Seller of the employment of any current or future employees of Seller or any of its affiliates, any other claims brought against Seller arising from Seller’s employment of any person, or arising from any duties or obligations under any existing or future employee benefit plans of Seller or any of its affiliates;

(viii)         any and all Liabilities with respect to Taxes arising from Seller’s use of contractors in connection with the Business;

(ix)             any and all present or future obligations or Liabilities of Seller or any of its affiliates to existing or future employees of Seller or any of its affiliates under the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Federal Worker Adjustment and Retraining Act (“WARN”) or any severance pay obligations of Seller or any of its affiliates;

(x)               any and all Liabilities arising from any breach or default by Seller of any contract, agreement or commitment of Seller (including but not limited to any breach or default of any of the Assigned Contracts);

(xi)             any and all Liabilities now or hereafter arising from or with respect to, the sale or license of any products or services of, by or for Seller (other than, for the avoidance of doubt, the Assumed Liabilities);

(xii)           any and all Liabilities relating to or arising out of any of the Excluded Assets; and

(xiii)         any and all inter-company payables incurred by, or owed to, the Business accrued or arising prior to the Closing Date.

Section 2.05

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Purchase Price; Royalty; and Development and Commercialization.

(a)                Purchase Price. The aggregate purchase price for the Purchased Assets to be paid by Purchaser (the “Purchase Price”) will be in Common Stock and in Warrants in the manner and according to the following;

(i)                 the issuance of one million five hundred seventy eight thousand nine hundred forty eight (1,578,948) shares of Ember common stock (the “Common Stock) ; and

(ii)               the issuance of warrants (the “Warrants”) to purchase five hundred twenty six thousand three hundred and sixteen (526,316) shares of Common Stock at an exercise price per Warrant equal to $0.95 and having a five (5) year expiration date from the Closing Date.

(b)               Royalty. Purchaser shall pay Dr. Mauskop a *** (***) fee on all Migralex and related products sales for the first three (3) years after Closing on the terms and conditions as set forth under the Consulting Agreement (as defined below). This payment shall be made on a yearly basis as set forth thereunder.

(c)                Development & Commercialization. Purchaser shall use its reasonable commercial diligence in developing and commercializing Migralex’s technologies. Subject to Seller’s rights pursuant to Section 8.06, Ember will invest at least five million dollars ($5,000,000) in sales and marketing and product line extension during the twelve (12) month period following the Closing.

Section 2.06                    Right of Set-Off. Purchaser’s obligation to make payments to Seller pursuant to 2.05 or Section 2.08 shall be subject to reduction or non-payment by an amount equal to the amount of any Losses for which the parties have agreed that Purchaser is entitled to indemnification pursuant to ARTICLE IX, it being understood that the parties shall in good faith pursue resolution of any such indemnification claims made by Purchaser.

Section 2.07                    Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated hereby will take place at a closing 135 East 57th Street, 24th Floor, NY, NY 10022 (the “Closing”) at 9:00 a.m., Eastern Time, after the satisfaction or waiver of the conditions to Closing set forth in ARTICLE VII or at such other time or on such other date on or before March 31, 2016 or at such other place (or by such other means, including a remote Closing wherein the relevant documents are delivered by means of facsimile, mail or courier) as Seller and Purchaser may mutually agree (the day on which the Closing takes place being referred to herein as the “Closing Date”).

Section 2.08                    Certain Closing Deliveries by Seller. At the Closing (in addition to Seller’s delivery of the items, documents and certificates to be delivered by Seller at the Closing pursuant to Section 7.02), Seller will deliver or cause to be delivered to Purchaser all of the following items, against delivery to Seller of the items, payments, documents and certificates to be delivered to Seller by Purchaser at the Closing pursuant to Section 2.09 and Section 7.01 hereof:

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(a)                counterparts of the Bill of Sale (the “Bill of Sale”) and Assignment and Assumption Agreement (the “Assumption Agreement”) in substantially the form of Exhibit B attached hereto executed by a duly authorized officer of Seller;

(b)               fully executed Consulting Agreement with Dr. Mauskop whose tasks shall include promoting the transaction and the commercial efforts of the product, including, but not limited to interviews, guest appearances, commercial participation and speaker engagements. Dr. Mauskop shall be paid an hourly fee of two hundred and fifty ($250) per hour and a minimum monthly consulting fee of $5,000. Exhibit C attached hereto (the “Consulting Agreement”);

(c)                a receipt for the Purchase Price executed by a duly authorized officer of Seller;

(d)               assignments from Seller to Purchaser of all patent rights included in the Purchased Assets and all registered and unregistered trademarks and service marks included in the Purchased Assets, duly executed on behalf of Seller by a duly authorized officer of Seller, and in a form acceptable for recording with the United States Patent and Trademark Office, and in substantially the form of Exhibit D attached hereto (the “Patent Assignment”) or Exhibit E attached hereto (the “Mark Assignment”), as applicable; and

(e)                fully executed domain name transfer agreements (the “Domain Transfer Agreements”) for each of the domain names included in the Purchased Assets in the form of Exhibit F.

Section 2.09                    Certain Closing Deliveries by Purchaser. At the Closing (in addition to Purchaser’s delivery of the items, documents and certificates to be delivered by Purchaser at the Closing pursuant to Section 7.01), Purchaser will deliver to Seller all of the following items, against delivery to Purchaser of the items, documents, assets and certificates to be delivered to Purchaser by Seller at the Closing pursuant to Section 2.08 and Section 7.02 hereof:

(a)                the Purchase Price (as evidenced by certificates for the Common Stock and the Warrants); and

(b)               counterparts of the Assumption Agreement, executed on behalf of Purchaser by duly authorized representatives of Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the best knowledge of the Seller to Purchaser that, except as may be expressly otherwise set forth in Seller’s Disclosure Schedule attached as Exhibit K hereto, all of the following statements in this ARTICLE III are true and correct:

Section 3.01                    Incorporation and Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, the Bill of Sale and the Assumption Agreement (the Bill of Sale and the Assumption Agreement, together with all other

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assignments and documents that Seller is to execute and deliver pursuant to this Agreement being hereinafter collectively referred to as the “Ancillary Agreements”), to carry out and perform its obligations hereunder and thereunder and to consummate all of the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the sale of the Purchased Assets to Purchaser and consummation of all the transactions contemplated hereby and thereby on the terms and conditions set forth herein, have been duly and validly authorized by Seller by all necessary corporate action of Seller’s Board of Directors and shareholders. No authorization, decree or order of any court, bankruptcy court, bankruptcy trustee, creditors’ committee, receiver, governmental authority or any other person is required in order to authorize or enable Seller to: (i) enter into this Agreement and the Ancillary Agreements; (ii) sell, assign, convey and transfer all the Purchased Assets to Purchaser as contemplated by this Agreement; or (iii) to carry out and perform Seller’s obligations under this Agreement and the Ancillary Agreements. This Agreement has been, and at the Closing the Ancillary Agreements will be, duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes and, upon the execution of each of the Ancillary Agreements by the parties thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02                    No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, do not and will not: (i) conflict with or violate the Certificate of Incorporation or By-laws of Seller; (ii) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchased Assets; (iii) result in any material breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, rescission, amendment, acceleration or cancellation of, any of the Assigned Agreements or any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any of the Purchased Assets to which Seller is a party or is bound or by which any of the Purchased Assets are bound or affected; or (iv) result in the creation of any Encumbrance on any of the Purchased Assets.

Section 3.03                    Consents and Approvals. Except as set forth on Schedule 3.03 of Seller’s Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by Seller do not, and the performance of this Agreement and the Ancillary Agreements by Seller (including Seller’s assignment of any Assigned Contracts to Purchaser) will not, require any material consent, approval, authorization or other action by, or filing with or notification to, any third party, including but not limited to any governmental or regulatory authority.

Section 3.04                    Title to and Condition of Purchased Assets. Seller owns all the Purchased Assets and Seller has good and marketable title in and to all the Purchased Assets, free and clear of all Encumbrances whatsoever. None of the Purchased Assets is licensed from any third party and none of the Purchased Assets is licensed to any third party. All of the tangible personal property included in the Purchased Assets is conveyed in an “as is” condition. Title to all the Purchased Assets is freely transferable from Seller to Purchaser free and clear of all Encumbrances without obtaining the consent or approval of any person or party.

Section 3.05

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Accounts Receivable. The Accounts Receivable are not subject to any factoring agreement or similar arrangement. A schedule of the Accounts Receivable as of the Agreement Date are set forth in Schedule 3.05 of the Seller’s Disclosure Schedule (the “AR Schedule”). The AR Schedule is accurate and complete and all of the Accounts Receivable set forth on the AR Schedule are conveyed in an “as is” condition.

Section 3.06                    Full Force and Effect. Each Assigned Contract, permit, franchise or other instrument assigned to or assumed by Purchaser pursuant to this Agreement or any of the Ancillary Agreements is in full force and is not subject to any breach or default of any material term thereunder by any party thereto.

Section 3.07                    Litigation. There is no claim, action, suit, investigation or proceeding of any nature pending or, to the best of Seller’s knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) may adversely affect, contest or challenge Seller’s authority, right or ability to sell or convey any of the Purchased Assets to Purchaser hereunder or otherwise perform Seller’s obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests Seller’s right, title or ownership of any of the Purchased Assets; (iii) asserts that any Purchased Asset, or any action taken by any employee or agent of the Seller with respect to any Purchased Asset, infringes any Intellectual Property Rights of any third party or constitutes a misappropriation or misuse of any Intellectual Property Rights, trade secrets or proprietary rights of any party; (iv) seeks to enjoin, prevent or hinder the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements; (v) would impair or have an adverse affect on Purchaser’s right or ability to use or exploit any of the Purchased Assets or impair or have an adverse effect on the value of any Purchased Asset; or (vi) involves a wrongful termination, harassment or other employment-related claim by any employee, potential employee or contractor of Seller. There are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator pending or binding against Seller which affect the Purchased Assets.

Section 3.08                    Tax Matters.

(a)                Except as set forth in Schedule 3.08 of Seller’s Disclosure Schedule, each Tax required to have been paid, or claimed by any person to be payable, by the Seller has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Seller has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate person.

(b)               Schedule 3.08 of the Seller’s Disclosure Schedule accurately identifies each examination or audit of any tax return of the Seller that has been conducted since December 31, 2013. The Seller has delivered to the Purchaser accurate and complete copies of all audit reports and similar documents (to which the Seller has access) relating to such tax returns.

(c)                Except as set forth in Schedule 3.08 of the Seller’s Disclosure Schedule, no claim or other proceeding is pending or has been threatened against or with respect to the Seller in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of

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deficiency or similar document received by the Seller. The Seller has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Internal Revenue Code.

(d)               The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of all tax returns that have been filed on behalf of or with respect to the Seller. The information contained in such tax returns is accurate and complete in all respects.

Section 3.09                    Employees and Employment Taxes. Seller is not a party to or bound by any union contract and has not experienced any strike, grievance or any arbitration proceeding, claim of unfair labor practices filed or, to the best of Seller’s knowledge, threatened to be filed or any other material labor difficulty. To the best of Seller’s knowledge, no organizational effort is being or has been made or threatened by or on behalf of any labor union with respect to any employees. Seller has withheld all federal and state income Taxes, FICA, FUTA and other Taxes required to be withheld and paid such withheld amounts to the appropriate governmental body within the time period prescribed by law.

Section 3.10                    Compliance with Laws. Seller has complied in all material respects with, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation (including but not limited to environmental laws), domestic or foreign, applicable to the Business, Seller’s conduct of the Business or any of the Purchased Assets, including without limitation (i) all applicable Tax laws and regulations with respect to consultants, (ii) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (iii) the Immigration Reform and Control Act.

Section 3.11                    Intellectual Property.

(a)                The Purchased Assets include all Intellectual Property Rights necessary to enable Purchaser to conduct the Business in substantially the same manner in which such business was conducted on March 1st, 2016, without the need for any license from any person.

(b)               The Purchased Assets and the distribution, sale and license of such Purchased Assets, including but not limited to the Documentation and, the Intellectual Property Rights do not infringe upon any Intellectual Property Rights of any third party and no third party has asserted or threatened to assert against Seller any claim of infringement of Intellectual Property Rights.

(c)                Seller owns, possesses, has the exclusive right to make, use, sell, license, has the right to bring actions for the infringement of, and where necessary, has made timely and proper applications for, the Intellectual Property Rights used in the Business that are included in the Purchased Assets.

(d)               Seller has not granted any third party any outstanding licenses or other rights to any of the Purchased Assets.

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(e)                None of the Purchased Assets is held or used pursuant to a license or similar grant of rights by any third party (other than “shrink-wrap” and similar commercially available end-user licenses).

(f)                Neither Seller nor any of its affiliates is liable for, nor has made any contract or arrangement whereby it may become liable to, any person for any royalty, fee or other compensation for the ownership, use, license, sale, distribution, manufacture, reproduction or disposition of any Purchased Asset.

(g)               All employees and consultants of Seller and any other third parties who have been involved in the product development of Seller’s Business or who were otherwise involved in the creation and/or development of the Documentation and/or the Intellectual Property Rights have executed invention assignment agreements in the form delivered to Purchaser’s counsel and all employees and consultants of Seller who have access to confidential information or trade secrets of the Business and/or which relate to Purchased Assets have executed appropriate nondisclosure agreements in the form delivered to Purchaser’s counsel.

(h)               Seller has taken reasonable steps, consistent with industry standards, to protect the secrecy and confidentiality of all Documentation and Intellectual Property Rights.

Section 3.12                    Product Warranties; Defects. Each product manufactured, sold, licensed, leased or delivered by the Seller in connection with the Business has been in substantial conformity with all applicable contractual commitments and all express warranties made by the Seller and there is, to the best of Seller’s knowledge, no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any such contractual commitments or express warranties for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, licensed, leased or delivered by the Seller in connection with the Business is subject to any guaranty, warranty, or other indemnity beyond the Seller’s applicable standard terms and conditions of sale, lease or licensing (as set forth in written agreements that Seller has delivered to Purchaser) or beyond that imposed by applicable law.

Section 3.13                    Assigned Contracts.

(a)                Exhibit A identifies each Assigned Contract. The Seller has delivered to the Purchaser accurate and complete copies of all Contracts identified in Exhibit A, including all amendments thereto. Each Contract is valid and in full force and effect.

(b)               Except as set forth in Schedule 3.13 of the Seller’s Disclosure Schedule: (i) no party has violated or breached, or declared or committed any default under, any material provision of an Assigned Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the material provisions of any Assigned Contract, (B) give any party the right to declare a default or exercise any remedy under any Assigned Contract, (C) give any party the right to accelerate the maturity or performance of any Assigned Contract, or (D) give any party the right to cancel, terminate or modify any Assigned Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or

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potential violation or material breach of, or default under, any Assigned Contract; and (iv) the Seller has not waived any material right under any Assigned Contract.

(c)                Except as set forth in Schedule 3.13 of the Seller’s Disclosure Schedule, the Seller has not guaranteed or otherwise agreed to cause, insure or become liable for, and the Seller has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other party.

(d)               No party is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller under any Assigned Contract or any other material term or provision of any Assigned Contract.

(e)                The Seller has no knowledge of any basis upon which any party to any Assigned Contract may object to (i) the assignment to the Purchaser of any right under such Assigned Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Assigned Contract.

Section 3.14                    Government Contracts. Seller is not, and has not been a party to any contract or arrangement with any foreign or U.S. federal, state or local government agency relating to the Business other than those identified on Schedule 3.14 of Seller’s Disclosure Schedule.

Section 3.15                    Oral Contracts. Seller is not, and has not been a party to any material contract or arrangement that has not been set forth in a written contract (a copy of which has been delivered by Seller to Purchaser).

Section 3.16                    Liabilities.

(a)                Set forth on Schedule 3.16 of Seller’s Disclosure Schedule are all Liabilities of Seller that are fixed or determinable or otherwise includable in a balance sheet presentation of liabilities of the Company prepared in a manner consistent with prior periods and which materially represents the liabilities of the Company. There are no contingent liabilities of Seller except as set forth on Schedule 3.16, except for obligations under the Assigned Contracts listed on Exhibit A, to the extent that the existence of such obligations is ascertainable solely by reference to such Assigned Contracts.

(b)               Schedule 3.16 of Seller’s Disclosure Schedule: (i) provides a breakdown of the accounts payable of the Seller; (ii) provides a breakdown of any customer deposits or other deposits held by the Seller as of the date of this Agreement; and (iii) provides a breakdown of all notes payable and other indebtedness of the Seller as of the date of this Agreement.

Section 3.17                    Fair Value. Seller’s Board of Directors has determined in good faith that the Purchase Price represents the fair market value of the Purchased Assets. No order has been made, no petition presented, or resolution passed for the winding-up of Seller, or then appointment of any trustee or for the benefit of creditors or the preparation or commencement of any bankruptcy or insolvency proceeding nor has any resolution been passed, agreement entered

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into, or term sheet or letter of intent approved by Seller with respect to a future sale or disposition of material assets of Seller other than pursuant to this Agreement.

Section 3.18                    No Brokers. Except for Inbar Group, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its affiliates.

Section 3.19                    No Other Representations and Warranties. Except for the representations and warranties expressly contained in this ARTICLE III (as modified by the Seller’s Disclosure Schedule), neither Seller nor any other Person makes any other express or implied (by statute or otherwise), representation or warranty with respect to Seller, the Purchased Assets, the Business or the transactions contemplated by this Agreement, the Assumed Liabilities and any other rights or obligations to be transferred hereunder or pursuant hereto, and Seller disclaims any other representations or warranties, whether made by Seller or any of its affiliates, officers, directors, employees, agents or representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.01                    Incorporation and Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

Section 4.02                    No Conflict. The execution, delivery and performance of this Agreement do not (a) violate or conflict with the Certificate of Incorporation or By-laws of Purchaser, or (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser except such conflicts or violations as would not prevent or delay Purchaser from consummating the transactions contemplated by this Agreement.

Section 4.03                    No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 4.04                    Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Purchaser

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acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including related portions of the Seller’s Disclosure Schedule) and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Seller’s Disclosure Schedule).

ARTICLE V

ADDITIONAL COVENANTS

Section 5.01                    Conduct of Business Prior to the Closing. Seller covenants and agrees that, between the Agreement Date and the Closing Date, it will:

(a)                not sell, transfer, assign, convey, license, move, relocate or otherwise dispose of any of the Purchased Assets or enter into any contract to do any of the foregoing;

(b)               use its best efforts to maintain the Purchased Assets and the relationships with third parties arising under the Assigned Contracts in substantially the same condition as on the Agreement Date; and

(c)                secure good and marketable title in Seller’s name in and to all of the Purchased Assets, free of all Encumbrances and to cause the conditions to Closing set forth in Section 7.02 to be fulfilled as promptly as possible.

Section 5.02                    Books and Records. If, in order to properly prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Purchased Assets, the Assumed Liabilities or the Business, and such information is in the possession of the other party hereto, such party agrees to use its reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information and such information shall be subject to the confidentiality obligations set forth under Section 5.03.

Section 5.03                    Confidentiality.

(a)                Mutual Confidentiality. All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, technology, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of a party to this Agreement are hereinafter referred to as “Confidential Information”. A party who owns and discloses its Confidential Information is referred to below as a “Disclosing Party” and a party who receives or is given access to a Disclosing Party’s Confidential Information is referred to below as a “Receiving Party.” Each party hereto agrees that all Confidential Information of another party that is disclosed to such party in the course of negotiating the transactions contemplated by this Agreement or conducting due diligence in connection herewith will be held in confidence and will not be used or disclosed by the Receiving Party except for the

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purposes relating to this Agreement for which such Confidential Information was disclosed, and will be promptly destroyed by the Receiving Party or returned to the Disclosing Party, upon the Disclosing Party’s written request. No party’s employees will be given access to Confidential Information of another party except on a “need to know” basis and such employees shall be informed of the need to keep such Confidential Information confidential. It is agreed that Confidential Information will not include information that: (i) was known to such Receiving Party before receipt of such information from the Disclosing Party; (ii) is or becomes generally known to the public through no breach of this Section or any act or omission on the part of the Receiving Party; (iii) is disclosed by a third party having the legal right to disclose such information with no obligation of confidence to the Disclosing Party; or (iv) is independently developed by the Receiving Party without use of any of the Disclosing Party’s Confidential Information. Effective upon the Closing the foregoing provisions of this Section will terminate with respect to any obligation of Purchaser to refrain from using or disclosing or to return to Seller any Confidential Information of Seller that relates to any of the Purchased Assets.

(b)               Seller’s Confidential Information. All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of the Seller related to the Business or any of the Purchased Assets, including but not limited to the Documentation and the Intellectual Property Rights (collectively, “Seller’s Confidential Information”) will, be held by Seller in strict confidence and, at all times following the Closing, will not be used or disclosed by Seller to any third party except as required by applicable law and, upon Purchaser’s request, will be promptly destroyed by the Seller or delivered to Purchaser after the one (1) year anniversary of the Closing Date; except that the Seller may use internal copies of Business Records that it is entitled to retain under Section 2.02 hereof solely to prepare and file tax returns and prepare Seller’s financial statements or defend against any indemnification claims relating to Taxes under ARTICLE IX. It is agreed that Sellers’ Confidential Information will not include information that is now, or later becomes, part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by Seller.

Section 5.04                    Regulatory and Other Authorizations; Consents.

(a)                Efforts. Each of Seller and Purchaser will use its respective reasonable best efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies, courts and officials that are necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement or any other agreements required to be entered into by such party pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

(b)               Communication. Seller, on the one hand, and Purchaser, on the other hand, will promptly inform the other of any material communication between such party and any federal, state, local or foreign government or governmental authority or court regarding any of the transactions contemplated by this Agreement and the Ancillary Agreements. If either Seller, Purchaser or any affiliate thereof receives a request for additional information or for documents

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or any material from any such government or governmental authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Further, no written materials will be submitted by either Seller or Purchaser to any federal, state, or local governmental agency, nor will any oral communications be initiated with such governmental entities by a party, without prior disclosure to and coordination with the other party and its counsel.

Section 5.05                    Further Actions. From and after the Closing, each of the parties hereto will execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement or any other agreements required to be entered into by such party pursuant to this Agreement and give effect to the transactions contemplated by this Agreement and such other agreements.

Section 5.06                    Furnishing of Outstanding Business Proposals. Prior to or concurrently with the Closing, Seller will furnish to Purchaser with copies of all business proposals (including names and status of discussions with prospective customers and strategic partners) that are pending or outstanding with respect to the Business.

ARTICLE VI

TAX MATTERS

Section 6.01                    Transaction Taxes. Seller shall be responsible for, and shall pay all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees incurred, or that may be payable to any taxing authority, in connection with the transactions (including without limitation the sale, transfer, and delivery of the Purchased Assets) contemplated by this Agreement (collectively, “Transaction Taxes”). Seller shall be responsible for preparing and filing any tax return relating to such Transaction Taxes and shall provide a copy of such return to Purchaser. Purchaser and Seller agree to cooperate in minimizing the amount of any such Transaction Taxes and in the filing of all necessary documentation and all Tax returns, reports and forms with respect to all such Transaction Taxes, including any available pre-Closing filing procedures.

Section 6.02                    Straddle Periods. All property taxes, personal property taxes and similar ad valorem obligations in respect of the Purchased Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date (“Straddle Periods”) shall be prorated in accordance with the rules provided in Section 164(d) of the Internal Revenue Code. Seller shall prepare and file, or shall cause to be prepared and filed, on a timely basis, all Straddle Period tax returns. Seller shall provide each Straddle Period tax return to Purchaser for review not less than ten (10) business days in advance of the due date thereof, and Purchaser shall pay to Seller its prorated portion of the tax shown to be due on each such return not less than five (5) business days before the due date of such payment.

Section 6.03                    Other Taxes. Except as provided in Section 6.01 and Section 6.02 above, (i) Seller shall be responsible for and shall pay any and all Taxes with respect to the

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Purchased Assets relating to all periods (or portions thereof) ending on or prior to the Closing Date, and (ii) Purchaser shall be responsible for and shall pay any and all Taxes with respect to the Purchased Assets relating to all periods (or portions thereof) ending after the Closing Date.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.01                    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or waiver by Seller in writing), at or prior to the Closing, of each of the following conditions:

(a)                Accuracy of Representations and Warranties: The representations and warranties of Purchaser contained in ARTICLE IV of this Agreement will be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, (other than such representations and warranties as are expressly made as of another date) and Seller will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized representative of Purchaser;

(b)               Compliance with Covenants. All the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing will have been complied with and Seller will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized representative of Purchaser;

(c)                No Adverse Order. No federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto will use their reasonable best efforts to have any such order or injunction vacated on or before the Termination Date (as defined in ARTICLE X hereof);

(d)               No Litigation. No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter or enjoin or adversely affect the sale and purchase of the Purchased Assets or any other transaction contemplated hereby will be pending or threatened;

(e)                Assumption Agreement. Seller shall have received a counterpart of the Assumption Agreement, executed on behalf of Purchaser by a duly authorized representative of Purchaser; and

(f)                Other Deliveries. Purchaser will have made the other deliveries required of it by Section 2.09 hereof.

Section 7.02                    Conditions to Obligations of Purchaser . The obligations of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment

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to the satisfaction of Purchaser (or waiver by Purchaser in writing), at or prior to the Closing, of each of the following conditions:

(a)                No Material Adverse Change. From the date of this Agreement to the Closing Date, there will have been no material adverse change in the Purchased Assets or the Business of Seller and Purchaser will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized officer of Seller, it being understood that “material adverse change” will not include any change, directly or indirectly, arising out of or attributable to: (i) changes occurring generally in the U.S. economy,the pharmaceutical industry and the financial or securities markets in general, (ii) acts of war (whether or not declared), armed hostilities or terrorism, (iii) any natural or man-made disasters or acts of God, (iv) any failure by the Business to meet internal projections or forecasts or (v) any action taken by Seller as expressly contemplated or permitted by this Agreement or with Purchaser’s consent;

(b)               Conduct of Business. From the date of this Agreement to the Closing Date, Seller will have conducted the Business in a manner necessary to carrying out this Agreement, except for actions expressly permitted by this Agreement, or such further matters as may be consented to by Purchaser in writing, and Purchaser will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized officer of Seller;

(c)                Closing Date Balance Sheet. Seller shall have delivered a balance sheet of Seller prepared in a manner consistent with prior periods and which materially represents the financial status of the Company and dated as of the Closing Date (the “Closing Date Balance Sheet”), accompanied by a certificate from a duly authorized officer of Seller, as of the Closing Date as to the preparation and delivery of the Closing Date Balance Sheet;

(d)               Accuracy of Representations and Warranties. The representations and warranties of Seller contained in ARTICLE III of this Agreement will be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties that are expressly made as of another date), and Purchaser will have received a certificate to such effect, dated as of the Closing Date, executed by a duly authorized officer of Seller;

(e)                Compliance with Covenants. All the covenants contained in this Agreement to be complied with by Seller on or before the Closing will have been complied with, and Purchaser will have received a certificate of Seller to such effect, dated as of the Closing Date, signed by a duly authorized officer of Seller;

(f)                Seller’s Outstanding Business Proposals. Seller will have furnished to Purchaser copies of all business proposals outstanding for the Seller’s utilization of the Purchased Assets;

(g)               No Order. No federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto will use their best efforts to have any such order or injunction vacated on or before the Termination Date (as defined in ARTICLE X hereof);

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(h)               No Litigation. No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the Purchased Assets or any other transaction contemplated hereby will be pending or threatened;

(i)                 Certificate of Amendment of Articles. Seller’s Board of Directors and shareholders shall have approved an amendment of Seller’s Articles of Incorporation to change Seller’s name to any other name that does not include the word “Migralex” or any other trademark or tradename of Seller to be sold to Purchaser hereunder, and Seller shall have delivered to Purchaser a Certificate of Amendment signed on behalf of Seller in form sufficient for Purchaser to file with the Office of the Delaware Secretary of State to effect the change of name;

(j)                 Release of Encumbrances. Any Encumbrance with respect to any Purchased Asset shall have been released to the satisfaction of Purchaser;

(k)               Third Party Consents. Seller will have obtained and delivered to Purchaser the consents, waivers and approvals from third parties and governmental entities necessary to effect the assignment and transfer to Purchaser of the Purchased Assets free and clear of all Encumbrances as set forth on Schedule 7.02(k) of Seller’s Disclosure Schedule;

(l)                 Shareholder Consent. The required percentage of each class of Seller’s shareholders shall have consented to this Agreement and the transactions contemplated hereby, including an acknowledgement that the Purchase Price represents the fair market value of the Purchased Assets;

(m)             No Other Action. No order has been made, no petition presented, or resolution passed for the winding-up of Seller, or the appointment of any trustee for the benefit of creditors or the preparation or commencement of any bankruptcy or insolvency proceeding; and

(n)               Other Deliveries. Seller will have made the other deliveries required by Section 2.08 hereof.

ARTICLE VIII

post-closing covenants

Section 8.01                    Maintenance of Existence. For the period of up to twelve (12) months from the Closing Date, Seller shall continue to exist as a Delaware corporation in good standing. Seller shall not voluntarily liquidate, dissolve or wind-up its corporate affairs, nor enter into any agreement to take such action. In the event that action is taken to require the Seller involuntarily to liquidate, dissolve or wind-up its corporate affairs, Seller shall immediately notify Purchaser in writing and shall use all commercially reasonable efforts to resist such involuntary action.

Section 8.02                    No Transfer. Seller agrees that it shall not sell, pledge, hypothecate, assign or otherwise transfer, directly or indirectly, legally or beneficially, this Agreement or any benefit hereunder.

Section 8.03

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Distributions. For the period of twelve (12) months from the Closing Date, Seller shall not pay any dividends or other distributions to any shareholder.

Section 8.04                    Bulk Sales. Seller shall pay or otherwise satisfy in the ordinary course of business all of its liabilities and obligations. Purchaser and Seller hereby waive compliance with the bulk transfer provisions in connection with the transactions contemplated by this Agreement.

Section 8.05                    Customer and Other Business Relationships. After Closing, Seller will satisfy the Excluded Liabilities in a manner which is not detrimental to any of Purchaser’s customer relationships pursuant to the Assigned Contracts. The Seller will refer to the Purchaser all inquiries relating to the Purchased Assets. Neither the Seller nor any of its officers, employees, agents, or shareholders, shall take any action which would tend to diminish the value of the Transferred Assets after Closing or that would interfere with the business of the Purchaser to be engaged in after the Closing Date, including, without limitation, disparaging the name or business of the Purchaser. Purchaser agrees that it shall not, and it shall cause its affiliates not to, at any time, make, directly or indirectly, any oral or written public statements or take any actions that are disparaging of, or are intended to disparage, discredit or injure, Dr. Mauskop, his reputation or any of the products and services he offers or has offered or any of his partners, agents, or employees.

Section 8.06                    Product Liability Insurance Transfer. At Closing, Seller shall transfer the product liability insurance of the Business and Purchaser shall maintain in effect such insurance coverage for the statute of limitations period with respect to any claims arising from the sales of the Migralex product occurring prior to the Closing Date.

Section 8.07                    Seller’s Right to Repurchase. In the event that Purchaser ceases its efforts to commercialize the Migralex product within the first four (4) years after the Closing Date and, within a one (1) year period thereafter, is unable to sell the Migralex product and its related assets to a bona fide third party buyer, Seller shall have the right (but not the obligation) by delivery of written notice to Purchaser to repurchase the Purchased Assets from Purchaser for one dollar ($1.00) on an “AS IS, WHERE IS” basis and shall assume only the Liabilities attributable to such Purchased Assets for the period from and after Seller’s repurchase of the Purchased Assets.

ARTICLE IX

INDEMNIFICATION

Section 9.01                    Loss Defined; Indemnitees. For purposes of this ARTICLE IX, the term “Loss” will mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all claims, actions, suits, demands, assessments, investigations, judgments, awards, arbitrations or other proceedings, together with reasonable costs and expenses including the reasonable attorneys’ fees and other legal costs and expenses relating thereto. As used in this ARTICLE IX, the term “Purchaser Indemnitees” means and includes Purchaser and any present or future

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officer, director, employee, affiliate, stockholder or agent of Purchaser; and the term “Seller Indemnitee” means and includes any present or future officer, director, employee, affiliate, stockholder or agent of Seller.

Section 9.02                    Indemnification by Seller. Seller agrees, subject to the other terms, conditions and limitations of this Agreement (including the provisions of Section 9.05 hereof), to indemnify Purchaser and any Purchaser Indemnitee against, and to hold Purchaser and each Purchaser Indemnitee harmless from, all Loss arising out of:

(a)                the failure of any representation or warranty of Seller contained in ARTICLE III of this Agreement or any certificate delivered pursuant to this Agreement, to be true and correct as of the Closing Date or the breach or violation of any covenant of Seller made herein; and

(b)               any of the Excluded Assets or any of the Excluded Liabilities.

Section 9.03                    Indemnification by Purchaser. Purchaser agrees, subject to the other terms, conditions and limitations of this Agreement (including the provisions of Section 9.04 hereof), to indemnify Seller and any Seller Indemnitee against, and to hold Seller and each Seller Indemnitee harmless from, all Loss arising out of:

(a)                the failure of any representation or warranty of Purchaser contained in ARTICLE IV of this Agreement or any certificate delivered pursuant to this Agreement, to be true and correct as of the Closing Date or the breach or violation of any covenant of Purchaser made herein; and

(b)               any of the Assumed Liabilities.

Section 9.04                    Procedures for Indemnification. As used herein, an “Indemnified Party” means a party seeking indemnification pursuant to Section 9.02 or Section 9.03, and the term “Indemnifying Party” means the party who is obligated to provide indemnification under Section 9.02 or Section 9.03. The Indemnified Party agrees to give the Indemnifying Party prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a “Third-Party Claim”) of which it has knowledge, for which such Indemnifying Party is entitled to indemnification under this ARTICLE IX; provided, that failure to so notify the Indemnifying Party of any such claim shall discharge the Indemnifying Party of its liabilities and obligations hereunder only if and to the extent that the Indemnifying Party is prejudiced thereby. In the case of a Third-Party Claim, the Indemnifying Party will have the right to direct, through counsel of its own choosing, the defense or settlement of any such Third-Party Claim at its own expense. In such case the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party will be paid by the Indemnified Party. The Indemnified Party will promptly provide the Indemnifying Party with access to the Indemnified Party’s records and personnel relating to any such Third-Party Claim during normal business hours and will otherwise cooperate with the Indemnifying Party in the defense or settlement of such Third-Party Claim, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses incurred in providing such access, personnel and cooperation. Upon assumption of the defense of any such Third-Party Claim by the Indemnifying Party, the

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Indemnified Party will not pay, or permit to be paid, any part of any claim or demand arising from such Third-Party Claim, unless the Indemnifying Party consents in writing to such payment (which consent will not be unreasonably withheld) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such liability. No such Third-Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, which consent will not be unreasonably withheld. If the Indemnifying Party fails to defend or fails to prosecute or withdraws from such defense, then the Indemnified Party will have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 9.04 and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party will give the Indemnifying Party prompt written notice thereof and the Indemnifying Party will have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim.

Section 9.05                    Limitations on Indemnification. Notwithstanding anything herein to the contrary, no claim for indemnification under this ARTICLE IX may be brought after the twelve (12) month period following the Closing Date; provided, however, that claims for indemnification relating to Taxes (including without limitation Transaction Taxes) may be brought at any time prior to the expiration of the applicable statute of limitation. The provisions for indemnity under ARTICLE IX shall be effective only when (a) the Losses for which indemnification is sought exceeds on a cumulative basis an amount equal to $50,000, and then only to the extent of any such excess. In the event of any claim for indemnification under ARTICLE IX, the aggregate liability of either party shall in no event exceed $250,000. Except for any claims arising out of or relating to the intentional fraud of any party, from and after the Closing, the indemnification provided pursuant to this ARTICLE IX, shall be the sole and exclusive remedy hereto for any Losses as a result of, with respect to or arising out of the breach of this Agreement. In no event shall any Person be liable to another Person for (and the term Losses shall exclude) any indirect, special, consequential, lost profits, multiple of any financial measure, exemplary, diminution in value or punitive damages with respect to the transactions contemplated hereby.

Section 9.06                    Sole Remedy/Waiver. Should the Closing occur, the remedies provided for in this ARTICLE IX shall be the sole and exclusive remedies of any Indemnified Party in respect of Losses arising out of this Agreement, the Ancillary Agreements, the Purchased Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or the transactions contemplated hereby or by the Ancillary Agreements, other than (i) for actions for specific performance or other equitable remedies or (ii) for claims against a party arising out of the intentional fraud of such party. In furtherance of the foregoing, each party hereby waives (on behalf of itself and the relevant Indemnified Parties) any provision of applicable law to the extent that it would limit or restrict the agreement contained in this Section 9.06, and each party hereby waives (on behalf of itself and the relevant Indemnified Parties) for periods following the Closing any and all other rights, claims or causes of action it or its affiliates or relevant Indemnified Parties may have against the other party or its affiliates or representatives now or in the future arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, other than the remedies provided in this ARTICLE IX or contained in any Ancillary Agreement.

ARTICLE X

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TERMINATION, AMENDMENT AND WAIVER

Section 10.01                Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of Seller and Purchaser; or

(b)               by Purchaser, if the Closing will not have occurred prior to March 31, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b) will not be available to any party whose failure to fulfill any obligation under this Agreement will have been the primary cause of, or will have resulted in, the failure of the Closing to occur prior to such date; or

(c)                by either Seller or Purchaser if there will have been instituted, pending or threatened (and not withdrawn) any action or proceeding by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, or there will be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Purchaser from exercising all material rights and privileges pertaining to its ownership of the Purchased Assets or the ownership or operation by Purchaser or any of its subsidiaries of all or a material portion of the Purchased Assets, or seeking to compel Purchaser or any of its subsidiaries to dispose of or hold separate all or any material portion of the Purchased Assets.

Section 10.02                Effect of Termination. In the event of termination of this Agreement in accordance with Section 10.01 hereof, this Agreement will forthwith become void and there will be no liability on the part of any party hereto except as set forth in Section 11.01, provided, however, that nothing herein will relieve either party from liability for any willful breach hereof; provided, further, however, that the provisions of Section 5.03(a) shall survive any termination of this Agreement.

Section 10.03                Waiver. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.01                Submission Of Claims To Arbitration. Any and all controversies or claims arising out of or relating to this Agreement, or the breach thereof shall be settled by to binding arbitration held in Washington, D.C. administered by the Judicial Arbitration and

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Mediation Service (“JAMS”) and shall be conducted (except to the extent otherwise specifically provided for in this Agreement) under the JAMS’ then-effective commercial arbitration rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that a controversy or claim otherwise subject to arbitration hereunder may initially be heard by any court of competent jurisdiction to the extent, and only to the extent, that initial submission of the matter to a court is necessary for a party to seek emergency injunctive relief, and provided, further, however, that the matter initially submitted to a court shall be remanded by the court to arbitration pursuant to this Section 11.01 as soon as the matter as to which such emergency injunctive relief was sought has been heard by the court.

Section 11.02                Fees and Costs. The prevailing party in any arbitration brought under ARTICLE XI shall be entitled to recover, as an element of the costs of the arbitration and not as damages, its reasonable attorneys’ fees, experts’ fees and other costs and expenses incurred in such arbitration to be fixed by the arbitrator (including without limitation, costs, expenses and fees on any appeal and costs, expenses and fees in any initial proceedings before any court).

ARTICLE XII

GENERAL PROVISIONS

Section 12.01                Expenses. All costs, expenses or fees, including, without limitation, fees and disbursements of counsel, financial advisors, accountants, brokers, finders or investment bankers, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 12.02                Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)                if to Seller:

Migralex, Inc.

30 East 76th Street

New York, NY 10021

Attention: Alexander Mauskop

Email: drmauskop@nyheadache.com

with a copy (which shall not constitute notice) to:

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Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Facsimile: (609) 919-6701
Attention: Randall Sunberg

Emilio Ragosa

Email: rsunberg@morganlewis.com

emilio.ragosa@morganlewis.com

(b)               if to Purchaser:

Joseph Hernandez

135 East 57th Street, 24th Floor

New York, NY 10022

Section 12.03                Public Announcements. Except as may otherwise be required by law, Seller will not make any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior notification to Purchaser, and, to the maximum extent practicable, the parties will cooperate as to the timing and contents of any such announcement.

Section 12.04                Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 12.05                Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.06                No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 12.06.

Section 12.07                Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and

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supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

Section 12.08                Assignment. This Agreement will not be assigned by Purchaser or Seller without the prior written consent of the non-assigning party; provided, however, that Purchaser may assign all or a portion of its rights and obligations hereunder to one or more wholly-owned subsidiaries of Purchaser; and provided further, that any party may assign its rights and obligations hereunder to a person that acquires control of such party by merger, consolidation or a sale of all or substantially all of such party’s assets or by acquisition of voting stock of such party representing more than fifty percent (50%) of the total voting power of all outstanding securities of such party, provided such person agrees in writing to be bound by all of its assignor’s obligations under this Agreement.

Section 12.09                No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of Purchaser Indemnitees and Seller Indemnitees under ARTICLE IX hereof.

Section 12.10                Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser. Waiver of any term or condition of this Agreement will only be effective if in writing and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 12.11                Joint Work Product. This Agreement is a joint work product of the parties, and there is no presumption as to any party’s role in the drafting of this Agreement.

Section 12.12                Governing Law; Venue. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and performed entirely therein, without regard to the principles of choice of law or conflicts or law of any jurisdiction.

Section 12.13                Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 12.14                Restriction on Disclosure of Agreement Terms. Neither Purchaser, on the one hand, nor Seller, on the other hand, shall publicly disclose or announce the price being paid by Purchaser for the Purchased Assets hereunder or the detailed terms and conditions of this Agreement (other than to such party’s employees, directors or advisors), without the other party’s prior consent; provided, however, that notwithstanding the foregoing, a party may make such disclosures regarding this Agreement as it determines with the advice of its legal counsel, are required under applicable laws and regulations or orders, decrees, inquiries or subpoenas of

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any court or governmental body, and in that case such party will give the other party or parties hereto prior notice of its intention to make such disclosure pursuant to this proviso.

Section 12.15                Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law, in equity or, after the Closing, as provided in this Agreement, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement and appropriate injunctive relief may be applied for and granted in connection therewith, in each case, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any state thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. No remedy permitted under this Agreement shall be exclusive of any other remedy permitted under this Agreement.

[The remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MIGRALEX, INC.

By: /s/ Alexander Mauskop
Name: Alexander Mauskop
Title: President

EMBER THERAPEUTICS, INC.

By: /s/ Joseph Hernandez
Name: Joseph Hernandez
Title: Executive Chairman

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EXHIBIT A

Assigned Contracts

All of the contracts (i) listed on the .PDF titled “Exhibit A – Business Contracts – Migralex Key Csr list.pdf” and (ii) uploaded to the following URLs https://www.dropbox.com/sh/cs98jdo6ail479w/AAB_wvS06kpT360b8oJx5nFva?dl=0 and https://www.dropbox.com/sh/qwf68ghnr909xtz/AACm2sLLWMd1PH4KUasZUwRJa/Migralex%20Legal%20Agreements?dl=0.

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SELLER’S DISCLOSURE SCHEDULE

provided pursuant to the

ASSET PURCHASE AGREEMENT,

(the “Agreement”)

dated as of March 18, 2016,

by and between

MIGRALEX, INC.

and

EMBER THERAPEUTICS, INC.

The Seller’s Disclosure Schedule is being delivered by Seller pursuant to, and is made a part of, the Agreement. Unless otherwise specifically indicated, all capitalized terms used in the Seller’s Disclosure Schedule shall have the respective meanings assigned to them in the Agreement.

The information contained in the Seller’s Disclosure Schedule is disclosed solely for the purposes of qualifying and limiting the representations and warranties of Seller contained in and shall not be deemed to expand in any way the scope or effect of any such representations or warranties. No disclosure contained herein shall be deemed to be an admission to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

The Seller’s Disclosure Schedule may include items or information which Seller is not required to disclose under the Agreement, and disclosure of such items or information shall not affect (directly or indirectly) the interpretation of the Agreement or the scope of the disclosure obligations thereunder. Such additional items are set forth for informational purposes only, and the Seller’s Disclosure Schedule do not necessarily include other items of a similar nature. Inclusion of any item in the Seller’s Disclosure Schedule do not constitute an admission by Seller that such item is material in any respect or did not arise in the ordinary course of business or that such item is reasonably likely to result in a material adverse change.

The Seller’s Disclosure Schedule have been arranged in sections and subsections corresponding to the sections and subsections of the Agreement; provided, however, the disclosure of any item in any section or subsection of the Seller’s Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Seller’s Disclosure Schedule to the extent it is reasonably apparent on its face that such information is applicable to such other section of the Seller’s Disclosure Schedule .

The headings contained in the Seller’s Disclosure Schedule are solely for convenience of reference and shall not affect the meaning or interpretation of the Seller’s Disclosure Schedule, the Agreement or of any item, term or provision hereof or thereof.

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Schedule 3.03

(Consents and Approvals)

1.      Vendor Agreement, dated October 2013, between Seller and drugstore.com, inc.

2.      Licensing Agreement, [date unknown], between Seller and GS1 US.

3.      Client Services Agreement, dated December 21, 2012, between Seller and Media Design Group, LLC.

4.      Mutual Confidentiality Agreement, dated August 7, 2014, between Seller and Tedor Pharma Inc.

5.      Insertion Order, dated March 18, 2013, between Seller and ValusDirect, LLC.

6.      Service Agreement, dated March 28, 2013, between Seller and West Direct, LLC.

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Schedule 3.05

(Accounts Receivable)

See attached.

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Schedule 3.08

(Taxes)

None.

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Section 3.10

(Compliance with Laws)

In May 2013, Seller’s counsel, Manatt, Phelps & Phillips, LLP, responded to a letter from the National Advertising Review Council (“NARC”), dated March 22, 2013, in which the NARC identified several claims that had been made for the Migralex product and requested substantiation. In this letter, Seller indicated that all such claims related to discontinued claims and provided substantiation that all of the remaining advertising claims remain truthful and accurate.

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Schedule 3.13

(Contracts)

Seller is finalizing a refund to Meijer’s of $7,835 in connection with certain expired inventory.

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Schedule 3.14

(Governmental Contracts)

None.

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Schedule 3.15

(Oral Contracts)

None.

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Schedule 3.16

(Liabilities)

See attached balance sheet, P&L statement and list of accounts receivable.

Seller is finalizing a refund to Meijer’s of $7,835 in connection with certain expired inventory.

Seller holds a deposit of $2,268.65 for operating capital.

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ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of March [●], 2016 (this “Agreement”), is made by MIGRALEX, INC., a Delaware corporation (“Assignor”), in favor of EMBER THERAPEUTICS, INC., a Delaware corporation (“Assignee”). All capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Assignor and the Assignee have entered into that certain Asset Purchase Agreement, dated as of March 18, 2016 (the “Purchase Agreement”), pursuant to which the Assignor has agreed to sell, assign, transfer, convey and deliver to the Assignee, and the Assignee has agreed to purchase, acquire and accept from the Assignor, the entire right, title and interest of the Assignor, to the extent assignable, in, to and under the Purchased Assets; and

WHEREAS, pursuant to the Purchase Agreement, the Assignee has agreed to assume, pay, discharge or perform when due, as appropriate, the Assumed Liabilities.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Assignor and the Assignee hereby agree as follows:

1.                          Assumption. The Assignor hereby assigns, and the Assignee hereby assumes and agrees to pay, discharge and perform when due, as appropriate, the Assumed Liabilities.

2.                          No Conflict, Inconsistency or Merger. Each of the Assignor and the Assignee, by its execution of this Agreement, hereby acknowledges and agrees that the representations, warranties and covenants under the Purchase Agreement shall not be deemed to be merged, enlarged, diminished, modified or altered in any way by this instrument, and in the event of any conflict, the terms of the Purchase Agreement shall prevail.

3.                          Successors and Assigns. This Agreement shall bind and inure to the benefit of the Assignor and the Assignee and their respective successors and permitted assigns.

4.                          No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

5.                          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.                          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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7.                          Governing Law. The provisions hereof shall be governed and interpreted in all respects pursuant to the substantive laws of the State of New York without regard to its conflict of laws principles.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ASSIGNOR:

MIGRALEX, INC.

By: /s/ Alexander Mauskop
Name: Alexander Mauskop
Title: President

ASSIGNEE:

EMBER THERAPEUTICS, INC.

By: /s/ Joseph Hernandez
Name: Joseph Hernandez
Title: Executive Chairman

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EXHIBIT B

BILL OF SALE

BILL OF SALE, made, executed and delivered on March ___, 2016, Migralex, Inc., a Delaware corporation (the “Seller”), acting on behalf of itself and all of its subsidiary and affiliated companies, and Ember Therapeutics, Inc., a Delaware corporation (the “Purchaser”).

WITNESSETH

WHEREAS, the Seller and the Purchaser are parties to that certain Asset Purchase Agreement dated March 18, 2016 by and between Purchaser and Seller (the “Agreement”), providing for, among other things, the transfer and sale to the Purchaser of the Purchased Assets, and on the terms and conditions provided in the Agreement.

WHEREAS, the Purchaser and the Seller now desire to carry out the intent and purpose of the Agreement by the Seller’s execution and delivery to the Purchaser of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to the Purchaser of the Purchased Assets, subject to the Assumed Liabilities and subject to the terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller does hereby, effective from and after the date hereof, sell, convey, assign, transfer and deliver unto the Purchaser and its successors and assigns, forever, the entire right, title and interest in, to and under the Purchased Assets, subject only to the Assumed Liabilities and subject to the terms and conditions of the Agreement and free and clear of Encumbrances.

TO HAVE AND TO HOLD the Purchased Assets unto the Purchaser, its successors and assigns, FOREVER.

This Bill of Sale shall be construed and enforced in accordance with applicable federal law and the laws (other than the conflict of law rules) of the State of New York.

In the event that any provision of this Bill of Sale is construed to conflict with a provision of the Agreement, the provision of the Agreement shall be deemed to be controlling.

This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Seller and the Purchaser.

[The rest of this page intentionally left blank]

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IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized representative of the Seller on the date first above written.

Migralex, Inc.

By	/s/ Alexander Mauskop
Name: Alexander Mauskop
Title: President

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EXHIBIT C

CONSULTING AGREEMENT

            THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this day of March __, 2016, (the "Effective Date") by and between Ember Therapeutics, Inc., a Delaware corporation duly organized under law and having an usual place of business at 135 East 57th Street, 24th Floor, New York, NY 10022 (hereinafter referred to as the "Company") and Dr. Alex Mauskop (hereinafter referred to as the "Consultant") residing at 30 East 76th Street #2A, New York, NY 10021.

            WHEREAS, the Company wishes to engage the Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

            NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.         TERM.  Commencing as of the Effective Date, and continuing for a period of three (3) years (the "Term"), unless earlier terminated pursuant to Article 5 hereof, the Consultant agrees that he will serve as a consultant to the Company.  This Agreement may be renewed or extended for any period as may be agreed by the parties.

2.	DUTIES AND SERVICES.

            (a)        Consultant's duties and responsibilities shall be to provide medical advice, marketing support, trial design (when appropriate), operational and strategic advice and support to the company and its CEO in the company’s operational execution, fund raising, marketing, development efforts, including financial and strategic planning, vendor selection and management. In addition, the Consultant shall use reasonable commercial diligence in promoting the transaction and the commercial efforts of the product, including, but not limited to interviews, guest appearances, commercial participation and speaker engagements and other related material and work as requested by the Company, the Executive management personnel or Board of Directors. The Consultant shall report directly to the Chairman (collectively, the "Duties" or "Services").

            (b)        The Consultant represents and warrants to the Company that he is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of his Duties.  Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which he performs Services concurrently with those performed herein.

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            (c)        In performing the Services, Consultant shall comply, to the best of his knowledge, with all business conduct, regulatory and health and safety guidelines established by the Company for any governmental authority with respect to the Company’s business.

3.         CONSULTING FEE.

            (a)        Subject to the provisions hereof, the Company shall pay Consultant a hourly consulting fee of $250 per hour, paid monthly (the "Consulting Fee"). The Consultant shall perform a minimum of twenty (20) hours of work per month. The Consultant acknowledges that the Consulting Fee and the Royalty Payments are the only form of compensation provided for his services.

            (b)        Consultant shall be entitled to prompt reimbursement for all pre-approved expenses incurred in the performance of his Duties, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company.

            (c)        The Consultant agrees that all Services will be rendered by him as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company.  The Consultant shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. The Consultant agrees to pay all taxes including, self-employment taxes due in respect of the Consulting Fee and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

4.	ROYALTY PAYMENT.

(a) The Company shall, during the Term, within ninety (90) days after the end of each successive one (1) year period after the date hereof (each such period, an "Annual Period"), pay to the Consultant a fee equal to ***(***) of the Sales (as defined below) by the Company and its affiliates of all Migralex products (the "Products") during the preceding Annual Period (each such payment, a "Royalty Payment"), it being understood that the Company and its affiliates shall use reasonable best efforts to achieve fair market value in respect of the sale and/or supply of the Products. For purposes of this Agreement, "Sales" means the gross amount billed or invoiced by the Company or any of its affiliates for the Products sold and/or supplied during an Annual Period, but shall exclude samples or other promotional offers where no revenues are received for the Products.

(b) In connection with the Royalty Payments made to the Consultant under Section 4(b), the Company shall furnish to the Consultant within thirty (30) days following the end of each Annual Period, a report showing (i) the Sales for the Products and number of units of the Products sold during such period and (ii) the amount of the Royalty Payment payable hereunder in respect of such Sales during such period.

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(c) The Company shall, and shall obligate its affiliates to, keep full and accurate records of the Company’s or its affiliates’ sales of the Products to reasonably enable the Consultant or his representatives to (i) calculate and verify the Sales of the Products during each Annual Period, and (ii) calculate and verify the Royalty Payments payable hereunder in respect of such Sales. Such records shall be kept at the Company’s or its affiliates’ principal place of business and, with all necessary supporting data, books and ledgers during the Term and for a period of three (3) years thereafter.

(d) The Consultant shall have the right for a period of three (3) years after each Royalty Payment is made to the Consultant to appoint, at its expense, an independent certified public accountant reasonably acceptable to the Company to audit the relevant records of the Company to verify that the amounts of the Royalty Payment was correctly determined. Upon the request of the Consultant, the Company shall, upon thirty (30) days written notice from the Consultant and during regular business hours at such place or places where such records are customarily kept, make its records available for audit by the independent certified public accountant selected by the Consultant to verify that such Royalty Payment was correctly determined. Such audit right shall not be exercised by the Consultant more than once in any year and no period may be audited more than once. The Consultant shall treat as Confidential Information all such records made available for audit. The results of each audit, if any, shall be reported in writing to the Company promptly (but in no event later than thirty (30) days thereafter) after the audit and shall be binding on both the Consultant and the Company. The Consultant shall bear the full cost of such audit unless such audit discloses, and is verified by a mutually agreed to third party, an under-payment by the Company of more than twenty percent (20%) of the relevant amount of royalties in any year, in which case the Company shall reimburse the Consultant for all costs incurred by the Consultant in connection with such audit not to exceed fifty thousand dollars ($50,000). In the event there is an under-payment to the Consultant, the amount of such underpayment shall be paid to the Consultant within five (5) business days of receiving a copy of the audit report. If the discrepancy is an over-payment to the Consultant, the amount of such over-payment shall be paid to the Company within five (5) business days of receiving a copy of the audit report.

5.	EARLY TERMINATION OF THE TERM.

(a)        If the Consultant voluntarily ceases performing his Duties, becomes physically or mentally unable to perform his Duties, or is terminated for cause, then, in each instance, the Consulting Fee shall cease and terminate as of such date. Any termination for "Cause" shall be made in good faith. Termination for "Cause" shall mean termination of this Agreement by the Company because of (i) the Consultant’s willful, intentional or grossly negligent failure to perform his duties under this Agreement, (ii) conduct on the part of the Consultant that demonstrated dishonesty or deceit in his dealings with the Company, or (iii) the conviction of the Consultant or the plea of guilty or nolo contendere of any crime involving moral turpitude or any felony.

            (b)        Upon termination under Section 5(a), neither party shall have any further obligations under this Agreement, except for the obligations which by their terms survive

48

this termination as noted in Section 17 hereof.  Upon termination and, in any case, upon the Company’s request, the Consultant shall return immediately to the Company all Confidential Information, as hereinafter defined, and copies thereof.

6.         RESTRICTED ACTIVITIES. During the Term and for a period of five (5) year thereafter, Consultant will not, directly or indirectly:

            (i)         solicit or request any employee of or consultant to the Company to leave the employ of or cease consulting for the Company;

            (ii)        solicit or request any employee of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of the Company;

            (iii)       solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of the Company, to employ or retain as a consultant any employee or consultant of the Company; or

            (iv)       induce or attempt to induce any supplier or vendor of the Company to terminate or breach any written or oral agreement or understanding with the Company.

7.         PROPRIETARY RIGHTS.

            (a)        Definitions.  For the purposes of this Article 7, the terms set forth below shall have the following meanings:

                        (i)         Concept and Ideas.  Those concepts and ideas disclosed by the Company to Consultant or which are first developed by Consultant during the course of the performance of Services hereunder and which relate to the Company's present, past or prospective business activities, services, and products, all of which shall remain the sole and exclusive property of the Company.  The Consultant shall have no publication rights and all of the same shall belong exclusively to the Company.

                        (ii)        Confidential Information. For the purposes of this Agreement, "Confidential Information" shall mean and collectively include: all information relating to the business, plans and/or technology of the Company including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing

49

the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

                        Notwithstanding the foregoing, the term "Confidential Information" shall not include any information which: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Consultant; (b) can be demonstrated in writing to have been rightfully in the possession of Consultant prior to the disclosure of such information to Consultant by the Company; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant; or (d) to the knowledge of the Consultant, is supplied to Consultant by a third party without binder of secrecy, so long as that such third party has no obligation to the Company or any of its affiliated companies to maintain such information in confidence.

            (b)        Non-Disclosure to Third Parties.  Except as required by Consultant's Duties, Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts, or Ideas to any third party without the prior written consent of the Company which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company.

            (c)        Documents, etc.  All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company's products and services, records, notebooks and all other materials containing Confidential Information or information about Concepts or Ideas (including all copies and reproductions thereof), that come into Consultant's possession or control by reason of Consultant's performance of the relationship, whether prepared by Consultant or others: (a) are the property of the Company, (b) will not be used by Consultant in any way other than in connection with the performance of his Duties, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from the Company's or Consultant’s premises (except as Consultant's Duties require), and (e) at the termination (for whatever reason), of Consultant's relationship with the Company, will be left with, or forthwith returned by Consultant to the Company.

(d)               Patents, etc.  The Consultant agrees that the Company is and shall remain the exclusive owner of the Confidential Information and Concepts and Ideas.  Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether registrable or not ("Developments"), which Consultant, as a result of rendering Services to the Company under this Agreement, may conceive or develop, shall: (i) forthwith be brought to the attention of the Company by Consultant and (ii) belong exclusively to the

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Company.  No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement.

            (e)        Assignment.  The Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all of his right, title and interest in and to all Concepts, Ideas, and Developments. The Consultant will execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

8.         EQUITABLE RELIEF.  Consultant agrees that any breach of Articles 5 and 6 above by him would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to seek an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant's obligations hereunder.

9.         WAIVER.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.  All waivers by the Company shall be in writing.

10.       SEVERABILITY; REFORMATION.  In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

11.       ASSIGNMENT.  The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company' obligations hereunder.  Consultant shall not have the right to assign his rights or obligations under this Agreement without the prior written consent of the Company.  This Agreement shall be binding upon and inure to the benefit of the Consultant's heirs and legal representatives in the event of his death or disability.

12.       HEADINGS.  Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

13.       AMENDMENTS.  This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

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14.       NOTICES.  Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 14.

15.       COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

16.       GOVERNING LAW.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the state of New York applicable to contracts executed and wholly performed within such jurisdiction. Any dispute arising hereunder shall be referred to and heard in only a court located in New York.

17.       SURVIVAL.  The provisions of Sections 6 to 10 and 16 to 17 of this Agreement shall survive the expiration of the Term or the termination of this Agreement.  This Agreement supersedes all prior agreements, written or oral, between the Company and the Consultant relating to the subject matter of this Agreement.

            EXECUTED, under seal, effective as of the Effective Date.

EMBER THERAPEUTICS, INC.

By: /s/ Joe Hernandez

Joe Hernandez

Executive Chairman

CONSULTANT

/s/ Dr. Alexander Mauskop

Dr. Alexander Mauskop

Hereunto Duly Authorized

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PATENT Assignment

This PATENT ASSIGNMENT, dated as of March [●], 2016 (this “Patent Assignment”), is made by MIGRALEX, INC., a Delaware corporation (“Seller”), in favor of EMBER THERAPEUTICS, INC., a Delaware corporation (“Purchaser”), the purchaser of certain assets of Seller pursuant to an Asset Purchase Agreement between Seller and Purchaser, dated as of March 18, 2016 (the “Purchase Agreement”).

WHEREAS, under the terms of the Purchase Agreement, Seller has conveyed, transferred and assigned to Purchaser, among other assets, certain intellectual property of Seller, and has agreed to execute and deliver this Patent Assignment, for recording with governmental authorities including, but not limited to, the US Patent and Trademark Office.

NOW THEREFORE, Seller agrees as follows:

1.                  Assignment. FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably conveys, transfers and assigns to Purchaser, all of Seller’s right, title and interest in and to the patents, patent applications (including applications in progress), provisional patents, continuations, divisionals, continuations-in-part thereof, right to claim priority, extensions and counterparts in the United States and all foreign countries that are listed on Schedule 1 hereto, (the “Patents”).

2.                  Recordation. Seller authorizes the Commissioner for Patents and any other governmental officials to record and register this Patent Assignment upon request by Purchaser.

3.                  Counterparts. This Patent Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Patent Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Patent Assignment.

4.                  Successors and Assigns. This Patent Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.                  Governing Law. The provisions hereof shall be governed and interpreted in all respects pursuant to the substantive laws of the State of New York without regard to its conflict of laws principles.

[signature page follows]

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IN WITNESS WHEREOF, Seller has duly executed and delivered this Patent Assignment to be effective as of the date first above written.

MIGRALEX, INC.

By: /s/ Alexander Mauskop
Name: Alexander Mauskop
Title:  President

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SCHEDULE 1

Assigned Patents Registrations And Patent Applications

US Patent Number 5,538,959, issued July 23, 1996 – expired

US Patent Number 5,914,129, issued June 22, 1999

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Mark Assignment

This MARK ASSIGNMENT, dated as of March [●], 2016 (this “Domain Transfer Agreement”), is made by MIGRALEX, INC., a Delaware corporation (“Seller”), in favor of EMBER THERAPEUTICS, INC., a Delaware corporation (“Purchaser”), the purchaser of certain assets of Seller pursuant to an Asset Purchase Agreement between Seller and Purchaser, dated as of March 18, 2016 (the “Purchase Agreement”).

WHEREAS, under the terms of the Purchase Agreement, Seller has conveyed, transferred and assigned to Purchaser, among other assets, certain intellectual property of Seller, and has agreed to execute and deliver this Mark Assignment, for recording with governmental authorities including, but not limited to, the US Patent and Trademark Office.

NOW THEREFORE, Seller agrees as follows:

1.                  Assignment. FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably conveys, transfers and assigns to Purchaser, all of Seller’s right, title and interest in and to the trademark registrations and applications set forth in Schedule 1 hereto, together with the goodwill connected with the use of and symbolized thereby and all issuances, extensions and renewals thereof (the “Marks”), and any and all claims and causes of action, with respect to any of the foregoing, whether accruing before, on and/or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2.                  Recordation. Seller authorizes the Commissioner for Trademarks and any other governmental officials to record and register this Mark Assignment upon request by Purchaser.

3.                  Counterparts. This Mark Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Mark Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Mark Assignment.

4.                  Successors and Assigns. This Mark Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.                  Governing Law. The provisions hereof shall be governed and interpreted in all respects pursuant to the substantive laws of the State of New York without regard to its conflict of laws principles.

[Signature page follows.]

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IN WITNESS WHEREOF, Seller has duly executed and delivered this Mark Assignment to be effective as of the date first above written.

MIGRALEX, INC.

By: /s/ Alexander Mauskop
Name: Alexander Mauskop
Title:  President

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SCHEDULE 1

Assigned Trademarks Registrations And Trademark Applications

Trademark DR. MAUSKOP’S MIGRALEX, Reg. No. 4,011,613 Registered Aug. 16, 2011

Trademark MIGRALEX, Reg. No. 3,781,559 Registered April 27, 2010

Trademark HEADACHE RELIEF FOR MORE THAN JUST HIS PATIENTS, Reg. No. 3,794,316, Registered May 25, 2010 (expired)

Celebrity endorsements:

Stephanie Seymour, quotes and photos

Paul Shaffer quote and photo

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DOMAIN TRANSFER AGREEMENT

This DOMAIN TRANSFER AGREEMENT, dated as of March [●], 2016 (this “Domain Transfer Agreement”), is made by MIGRALEX, INC., a Delaware corporation (“Seller”), in favor of EMBER THERAPEUTICS, INC., a Delaware corporation (“Purchaser”), the purchaser of certain assets of Seller pursuant to an Asset Purchase Agreement between Seller and Purchaser, dated as of March 18, 2016 (the “Purchase Agreement”).

WHEREAS, under the terms of the Purchase Agreement, Seller is conveying, transferring and assigning to Purchaser, among other assets, certain intellectual property of Seller, and has agreed to execute and deliver this Domain Transfer Agreement, for transferring the Domain Names (as defined below) to Purchaser.

NOW THEREFORE, Seller agrees as follows:

1.                  Assignment. FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably conveys, transfers and assigns to Purchaser, all of Seller’s right, title and interest in and to the domain names listed on Exhibit A attached hereto (collectively, the “Domain Names”):

2.                  Further Actions with Registrar. Seller agrees to cooperate in all necessary steps to cause the domain name registrar respectively administering the Domain Names to transfer the Domain Names to Purchaser.

3.                  No Other Rights in Domain Names. Seller represents and warrants that Seller has not registered any other domain name containing or comprised of MIGRALEX other than the Domain Names.

4.                  Counterparts. This Domain Transfer Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Domain Transfer Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Domain Transfer Agreement.

5.                  Successors and Assigns. This Domain Transfer Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.                  Governing Law. The provisions hereof shall be governed and interpreted in all respects pursuant to the substantive laws of the State of New York without regard to its conflict of laws principles.

[Signature page follows.]

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IN WITNESS WHEREOF, Seller has duly executed and delivered this Domain Transfer Agreement to be effective as of the date first above written.

By: /s/ Alexander Mauskop
Name: Alexander Mauskop
Title:  President

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Domain Names

buymigralex.com

drmauskopmigralex.com

drmauskopsmigralex.com

drmouskopsmigralex.com

getmigralex.com

magralex.com

magrilex.com

migralax.com

migralex-for-headaches.com

migralex.com

migraplex.com

migrelax.com

migrelex.com

migrilex.com

migrolex.com

mygralex.com

mygrelex.com

mygrilex.com

mygrolex.com

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